UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	October 13, 2009

iCAD, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-9341	02-0377419
(Commission File Number)	(IRS Employer Identification No.)

98 Spit Brook Road, Suite 100, Nashua, New Hampshire	03062
(Address of Principal Executive Offices)	(Zip Code)

(603) 882-5200
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the promotion of Jeffrey Barnes from the position of Senior Vice President of Sales of iCAD, Inc. (the “Company”) to the position of Executive Vice President of Commercial Operations of the Company, on October 13, 2009, the Company’s Board of Directors, upon the recommendation and approval of the Compensation Committee of the Board, approved the following: (i) two cash bonuses of $50,000, with the first $50,000 to be paid to Mr. Barnes on October 15, 2009 and the second $50,000 cash bonus to be paid to Mr. Barnes  on April 15, 2010, provided, however, that if Mr. Barnes’ employment with the Company is terminated prior to the date that is six months after the payment of the first cash bonus or the second cash bonus, as the case may be (other than a termination by the Company without cause or due to Mr. Barnes’ death or disability), he will be required to repay to the Company the first cash bonus or the second cash bonus, as the case may be; and (ii) an award under the Company’s 2007 Stock Incentive Plan of 100,000 shares of the Company’s common stock which will vest in three equal annual installments with the first installment vesting on October 11, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

iCAD, INC.
(Registrant)

By:	/s/ Darlene M. Deptula-Hicks
Darlene M. Deptula-Hicks
Executive Vice President of Finance and Chief Financial Officer

Date:  October 16, 2009